EXHIBIT 21

SCHEDULE OF SUBSIDIARIES

The following is a list of the registrant’s subsidiaries at March 21, 2011.

Name of Organization	State of Incorporation or Organization

Bank of the Pacific	Washington

PFC Statutory Trust I	Connecticut

PFC Statutory Trust II	Delaware

Gemstone Holdings LLC	Washington

Coastal Holdings LLC	Washington

Opportunity Holdings LLC	Washington

Opportunity Holdings Two LLC	Washington

Gemstone Holdings One LLC	Washington

Gemstone Holdings Two LLC	Washington

Coastal Holdings One LLC	Oregon

Coastal Holdings Two LLC	Oregon